EXHIBIT 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California   94304

(650) 493-9300 (tel)

(650) 493-6811 (fax)

February 9, 2009

ActivIdentity Corporation

6623 Dumbarton Circle
Fremont, California   94555

Re:          Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 9, 2009 (the “Registration Statement”) in connection with the registration pursuant to the Securities Act of 1933, as amended, of 3,950,000 shares of your common stock (the “Shares”) reserved for issuance pursuant to the inducement grant option agreements listed on the cover page of such Registration Statement (the “Plans”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Plans.

It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plans and pursuant to the agreement(s) which accompany the Plans, are or will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati